Exhibit 99.1
 PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC.
DECLARES $1 PER SHARE SPECIAL DIVIDEND

St. Louis, MO, September 23, 2004 . . . Ralcorp Holdings, Inc. (NYSE:RAH) announced today that its Board of Directors has declared a special dividend of $1.00 per share. The dividend is payable on October 22, 2004, to shareholders of record as of the close of business on October 8, 2004.

Ralcorp expects the dividend payout to total approximately $29.5 million based on the current number of Company shares outstanding. Delivering value to Ralcorp shareholders in the form of a special dividend recognizes their continued support of the Company while validating the Company’s business plan and reflecting the resulting growth in the Company’s net worth. The Company believes that paying the special dividend is a direct and efficient way to distribute surplus capital to Ralcorp’s shareholders and manage the Company’s balance sheet without adversely affecting its ability to continue to pursue acquisition opportunities, make capital expenditures, or reduce its debt. Ralcorp remains well capitalized and within its debt service covenants.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “estimates," “should," “will," “can," “believes,"“could," “likely,"“anticipates," “intends," “plans,"“expects," or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp’s payment of a special dividend in this instance is not intended to be, nor should it be interpreted as, an indication of Ralcorp’s intent or ability to pay either regular quarterly dividends or additional special dividends at any time in the future.